Exhibit 99.1

Tidewater Declares Quarterly Dividend on Common Stock and Extends Authorization to

Repurchase Shares of its Common Stock

NEW ORLEANS, May 16, 2011 – Tidewater Inc. (NYSE: TDW) announced today that its Board of Directors has declared a quarterly dividend of $0.25 per share on Tidewater’s approximately 51.9 million shares of common stock outstanding.

The dividend is payable June 15, 2011, to shareholders of record on June 3, 2011.

Tidewater also announced today that its Board of Directors has extended the program for the Company to spend up to $200 million to repurchase shares of its common stock in open-market or privately-negotiated transactions. The Company would use its available cash and, when considered advantageous, borrowings under its revolving credit facility or other borrowings, to fund any share repurchases. The repurchase program was scheduled to expire on June 30, 2011, but has now been extended to expire on the earlier of the date that all authorized funds have been expended or June 30, 2012, unless extended by the Board of Directors.

Under the Company’s current share repurchase authorization, a total of 486,800 of its common shares were purchased by the Company at a total cost of $20 million, or an average price paid per common share of $41.08. Cumulatively, the Company’s last several repurchase programs beginning in August 2005 to current, have resulted in the repurchase of 9,945,500 common shares at a total cost of $536.2 million, or an average total price paid per common share of $53.91. The Company will continue to evaluate share repurchase opportunities relative to other investment opportunities and in the context of current conditions in the credit and capital markets.

Tidewater Inc. owns 378 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.